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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(d) OF THE SECURITIES ACT OF 1934.

                        Commission File Number: 0-30091

                        BEACON LIGHT HOLDING CORPORATION
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              (Exact name of registrant as specified in its charter)


                         100 Pearl Street - 14th  Floor
                          Hartford,  Connecticut 06103
                               (860) 249-7008
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         (Address,   including zip code,   and telephone  number,
         including area code, of registrant's principal executive offices)

                         Common Stock,  $.001 Par Value
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                        Preferred Stock,  $.001 Par Value
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             (Title of each class of securities covered by this Form)

                                     None
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             (Title of all other classes of securities for which a
             duty to file reports under section 13(a) or 15(d) remain)

     Please place an X in the box(es) to designate the appropriate rule Provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        []           Rule 12h-3(1)(i)           []
Rule 12g-4(a)(1)(ii)       []           Rule 12g-3(b)(1)(ii)       []
Rule 12g-4(a)(2)(i)        []           Rule 12g-3(b)(2)(i)        []
Rule 12g-4(a)(2)(ii)       []           Rule 12g-3(b)(2)(ii)       []
                                        Rule 15d-6                 []

     Approximate  number of holders of record as of the certification or notice
Date:    671

     Pursuant to the requirements of the Securities Exchange Act of 1934 Beacon Light Holding Corporation has caused this certification/notice to be Signed on its behalf by the undersigned duly authorized persons.

Date:  May 15, 2000          By:   /s/  Jerry  Gruenbaum
                             ----------------------------------------------
                             Jerry  Gruenbaum,  President